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    As filed with the Securities and Exchange Commission on January 31, 2007

                                                               File No. 811- ___

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  Name: Pioneer Diversified High Income Trust

   Address of Principal Business Office (No. & Street, City, State, ZIP Code):
                                 60 State Street
                           Boston, Massachusetts 02109

             Telephone Number (including area code): (617) 742-7825

                Name and address of agent for service of process:
                               Dorothy E. Bourassa
                       Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109

Check Appropriate Box;

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES [X]   NO [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on January 31, 2007.

Attest:                                 PIONEER DIVERSIFIED HIGH INCOME TRUST


/s/ Christopher J. Kelley               /s/ Vincent Nave
-------------------------------------   ----------------------------------------
Christopher J. Kelley                   Vincent Nave
Assistant Secretary                     Trustee, President, Chief Executive
                                        Officer, Chief Financial Officer and
                                        Treasurer